FREE WRITING PROSPECTUS Dated July 16, 2024	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-12

*Pricing Details* $774+MM World Omni Near-Prime Loan (WOSAT 2024-A)

Joint Bookrunners: Wells Fargo (str), Mizuho, and MUFG

Co-Manager: Truist

CLS	$AMT(MM)	WAL*	S&P/FITCH^	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	135.000	0.22	A-1+/F1+	I-CRV	+20	5.545	5.545	100.00000
A-2A	215.250	1.05	AAA/AAA	I-CRV	+62	5.432	5.370	99.99865
A-2B	70.000	1.05	AAA/AAA	SOFRA30A	+62			100.00000
A-3	190.180	2.35	AAA/AAA	I-CRV	+70	5.042	4.980	99.97845
B	36.710	3.13	AA/AA	I-CRV	+105	5.244	5.180	99.97826
C	57.050	3.53	A/A	I-CRV	+125	5.420	5.350	99.96880
D	39.900	***		Not Offered	***
E	29.920	***		Not Offered	***

*WAL to 1.50% ABS to 10% Clean-Up Call

^Minimum required ratings

- Transaction Details -

* Ticker	:	WOSAT 2024-A
* Offered Size	:	$704,190,000 *No Grow*
* Registration	:	Public/SEC Registered
* Expected Ratings	:	S&P, Fitch
* ERISA Eligible (offered notes)	:	Yes
* Min denoms (offered notes)	:	$1k x $1k
* Expected Settlement	:	July 24, 2024
* First Payment Date	:	August 15, 2024
* Bill and Deliver	:	Wells Fargo

- Available Information -

* Preliminary Prospectus, FWP, and CDI : Attached

* Intex Deal Name : wswosa24a Password: BKB2

* Roadshow Link : https://dealroadshow.com | Passcode: WOSAT2024A (case sensitive)

* Direct Link: https://dealroadshow.com/e/WOSAT2024A

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-645-3751.